Exhibit 99.1

NEWS RELEASE

RAMBUS ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Robert Eulau leaving company to pursue another opportunity;

search for replacement underway

LOS ALTOS, CA – February 7, 2006 – Rambus Inc. (Nasdaq:RMBS) today announced that Robert K. Eulau, senior vice president and chief financial officer, will resign from Rambus effective March 2, 2006 to pursue another opportunity. Harold Hughes, chief executive officer, will serve as interim CFO until a replacement has been found.

“Bob has made a significant contribution to Rambus for nearly five years and we are saddened to see him depart but wish him well in his new opportunity,” said Harold Hughes, president and chief executive officer at Rambus. “We will immediately begin a search for a new CFO who as part of the Rambus leadership team can continue the company’s track record of financial strength and solid growth.”

Mr. Eulau stated, “I am extremely grateful for the opportunities I have had over the last few years. Rambus has made great strides forward since 2001 and is very well positioned for the future.”

Eulau joined Rambus in May 2001. Prior to Rambus, he held various financial and marketing management positions during his sixteen years at Hewlett-Packard, most recently serving as vice president and CFO in the business customer organization.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in Chapel Hill, North Carolina; Bangalore, India; Taipei, Taiwan; and Tokyo, Japan. Additional information is available at www.rambus.com. Additional information is available at www.rambus.com.

Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

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